Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-223476) pertaining to both NuCana BioMed Limited Option Share Schemes (Including Management Enterprise Incentives) and the NuCana BioMed Limited 2016 Share Option Scheme (Including Management Enterprise Incentives and Incentive Stock Options) of NuCana plc; and

(2)	Registration Statement (Form F-3 No. 333-227624) of NuCana plc and in the related Prospectus;

of our report dated March 10, 2020, with respect to the consolidated financial statements of NuCana plc included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Edinburgh, United Kingdom

March 10, 2020